For Immediate Release

Ferro Reports Improved 2010 Fourth-Quarter and Full-Year Results

Fourth Quarter 2010 Highlights:

•	Net sales grow 17 percent to $537 million

•	Income from continuing operations improves to $2.9 million from a loss in the prior-year quarter

•	Earnings from continuing operations improves to $0.02 per diluted share compared with a loss of $0.19 per diluted share in the prior-year quarter

•	Adjusted earnings from continuing operations, excluding charges, grows to $0.24 per diluted share compared with $0.14 per diluted share in the prior-year quarter

Full-Year 2010 Highlights:

•	Net sales grow 27 percent to $2,102 million

•	Cash flow from operations improves to $199 million, including recovery of $84 million in precious metal collateral

•	Earnings from continuing operations improves to $0.06 per diluted share in 2010 vs. loss in 2009

•	Adjusted earnings from continuing operations, excluding charges, grows to $1.08 per share compared with a loss of $0.10 per diluted share in 2009

CLEVELAND, Ohio – February 28, 2011 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $537 million for the three-month period ended December 31, 2010, an increase of 17 percent from net sales of $458 million in the fourth quarter of 2009. Income from continuing operations improved to $2.9 million, or $0.02 per diluted share, compared with a loss of $12.0 million, or $0.19 per diluted share, in the prior-year quarter. Adjusted income from continuing operations, excluding charges, was $21.5 million, or $0.24 per diluted share, compared with $10.9 million, or $0.14 per diluted share, in the fourth quarter of 2009.

2010 Fourth-Quarter Results

“Ferro closed 2010 with a very strong performance in the fourth quarter,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Sales increased by 17 percent during the quarter, and were up more than 10 percent excluding precious metals. Gross profit increased and selling, general and administrative expenses declined as a percent of sales compared with the prior-year quarter. In addition, we continued our strong operating cash flow performance. As a result, we reported earnings per share from continuing operations of $0.24, on an adjusted basis excluding charges, compared with adjusted earnings per share of $0.14 in the fourth quarter of 2009.”

Net sales for the three months ended December 31, 2010, were $537 million, a 17 percent increase over net sales of $458 million in the fourth quarter of 2009. Sales increased in the Electronic Materials, Polymer Additives, Performance Coatings and Color and Glass Performance Materials segments. Sales in Specialty Plastics were unchanged from the fourth quarter of 2009 and sales declined in the Pharmaceuticals segment. Increased sales of precious metals, including both higher volume and higher prices, contributed $38 million to the overall growth of sales during the quarter. Changes in sales volume contributed approximately 14 percentage points to the growth in sales compared with the fourth quarter of 2009. Improved product mix and pricing contributed an additional 5 percentage points to the overall growth of sales and changes in foreign currency exchange rates reduced sales growth by 2 percentage points.

Gross profit increased to $109 million, or 20.3 percent of sales, during the 2010 fourth quarter, compared with $101 million, or 22.0 percent of sales during the prior-year quarter. The increase was primarily driven by higher sales volume. During the 2010 fourth quarter, gross profit was reduced by charges of $4.1 million, mainly as a result of a multi-year settlement of taxes owed on certain raw materials purchases and costs related to manufacturing rationalization activities. Gross profit in the fourth quarter of 2009 was reduced by charges of $1.1 million, primarily related to manufacturing rationalization activities. Excluding charges, gross profit as a percent of sales excluding precious metal was higher in the 2010 fourth quarter than in the prior-year period.

Selling, general and administrative (“SG&A”) expenses for the 2010 fourth quarter were $78.1 million, including $4.6 million in charges primarily related to manufacturing rationalization activities, employee severance and corporate development activities. SG&A expenses were 14.5 percent of net sales in the fourth quarter of 2010, down from 16.5 percent of sales in the fourth quarter of 2009.

Restructuring and impairment charges were $19.6 million during the fourth quarter of 2010, an increase from $7.2 million during the fourth quarter of 2009. The 2010 charges were primarily the result of manufacturing restructuring in Europe, including a pension settlement related to a closed Specialty Plastics manufacturing site in the Netherlands and ongoing manufacturing rationalization in the Color and Glass Performance Materials business.

Interest expense was $7.4 million in the 2010 fourth quarter, a decline from $17.7 million in the prior-year quarter. The 2009 fourth quarter interest expense included charges of $3.2 million for the write-off of unamortized fees related to the Company’s credit facilities due to debt repayment. The 2010 fourth quarter interest expense declined primarily as a result of lower average borrowing levels.

Losses on extinguishment of debt of $3.7 million were recorded related to fourth-quarter purchases of the Company’s 6.5% Convertible Senior Notes.

Net miscellaneous expense for the 2010 fourth quarter was $3.3 million. The expense included a charge of $5.6 million related to an increased reserve for environmental remediation costs at a former manufacturing site in Brazil.

Income from continuing operations during the 2010 fourth quarter was $2.9 million, or $0.02 per diluted share. Adjusted income from continuing operations, excluding special charges, was $0.24 per diluted share.

2010 Full-Year Results

“Ferro’s excellent results in 2010 demonstrate the benefits of the improved cost structure that we have put in place as we continue to make significant progress toward our long-term financial goals,” Kirsch said. “During 2010, Ferro employees around the world delivered higher sales, improved gross profit and increased operating margins. Operating cash flow increased to nearly $200 million which allowed us to fund the cash costs of our restructuring, our capital expenditures and reduce debt. We substantially completed the major operational improvements involved in our multi-year restructuring initiatives and refinanced our debt to reduce future interest expense and lengthen maturities. Looking ahead, we believe we are in position to take advantage of exciting opportunities to build on our strong customer relationships and category-leading products and deliver additional shareholder value.”

Net sales for the year ended December 31, 2010 increased to $2,102 million, an increase of 27 percent compared with 2009, as worldwide customer demand began to recover from the recent economic downturn and demand for solar pastes continued to grow. Sales increased in all geographic regions. Increased sales of precious metals, including higher volumes and prices, accounted for $146 million of the overall growth in sales for the year. During 2010, increased sales volume was the primary driver for sales growth. Higher sales volume accounted for 20 percentage points of the sales growth. Changes in product mix and prices accounted for approximately 8 percentage points of sales growth, while changes in foreign currency exchange rates reduced sales growth by one percentage point.

Income from continuing operations for 2010 was $7.3 million, or $0.06 per diluted share, compared with a net loss of $40.0 million, or $0.85 per diluted share, in 2009. The improvement was primarily due to an increase in gross profit from higher sales, improved product mix, cost reduction actions, and lower interest expense. These profitability improvements were partially offset by increased restructuring and impairment charges; increased selling, general and administrative expenses; and increased income tax expense.

Adjusted income from continuing operations for 2010, excluding special charges, was $95.4 million, or $1.08 per diluted share. The adjusted earnings exclude special charges of $125 million, consisting of $64 million of restructuring and impairment charges, losses on extinguishment of debt of $23 million, and other charges of $38 million primarily related to manufacturing rationalization, the refinancing of debt and other expense reduction activities. The adjusted loss from continuing operations in 2009, excluding special charges, was $2 million, or $0.10 per diluted share. The 2009 adjusted loss per share excluded charges of $40 million. These charges consisted of impairment and restructuring charges of $19 million and other charges of $21 million primarily related to manufacturing rationalization and other expense reduction activities and the amortization of fees related to the Company’s credit facilities.

Gross profit percentage increased to 21.8 percent of net sales for the year, compared with 19.0 percent of sales in 2009. The increase was primarily driven by higher volume, which generated additional operating leverage due to Ferro’s improved manufacturing cost structure, and change in product mix. In 2010, gross profit was reduced by charges of $9.0 million, primarily resulting from a multi-year settlement of taxes owed on certain raw materials and costs associated with manufacturing rationalization activities. During 2009, gross profit was reduced by $5.0 million, primarily as a result of charges for accelerated depreciation and other costs of manufacturing rationalization programs.

Selling, general and administrative (“SG&A”) expenses increased to $294 million in 2010 from $272 million in 2009. SG&A expenses as a percent of net sales declined to 14.0 percent in 2010, from 16.4 percent during 2009, as the rate of growth in SG&A expenses was less than the growth in net sales. The increase in SG&A expenses was primarily due to increased incentive compensation accruals and increased special charges. Included in SG&A expenses during 2010 were charges of $18.1 million, primarily related to manufacturing rationalization actions, employee severance and corporate development activities. During 2009, charges of $12.2 million were included in SG&A expenses primarily related to employee severance and other costs of expense reduction initiatives.

Total segment income for 2010 was $234 million, compared with $105 million during 2009. Total segment income grew to 11.1 percent of net sales during 2010 compared with 6.4 percent in 2009. Segment income increased in each reporting segment compared with the prior year. The increase in segment income was driven by the results in the Electronic Materials, Polymer Additives, and Color and Glass Performance Materials businesses where segment income more than doubled from 2009. The increase in segment income was driven primarily by improved gross profit, partially offset by higher SG&A expenses.

Restructuring and impairment charges increased to $63.7 million, up from $19.3 million in the prior year. Manufacturing rationalization activities in Europe were the primary driver of the charges, including projects that resulted in the closing of two manufacturing sites in the Netherlands, a manufacturing site in France and certain manufacturing operations in Portugal. Also included in restructuring and impairment charges during 2010 were charges of $4.4 million reflecting a reduction in the value of properties at former manufacturing sites in France and the United States.

Interest expense declined by $19.4 million in 2010 compared with the prior year. The reduction was driven primarily by a decline in average borrowing levels. Interest expense was also lower as a result of refinancing actions taken during the 2010 third quarter. The effects of this refinancing activity, including the write-off of unamortized fees related to a previous credit facility, reduced interest expense beginning in August 2010. Interest expense in 2010 included a $2.3 million noncash write-off of fees related to repayments of the Company’s term loans prior to their final extinguishment.

Losses on extinguishment of debt of $23.0 million were recorded in 2010 that were related to debt refinancing activities. The charges included a write-off of unamortized fees and the difference between the carrying value and the fair value of the portion of the Company’s 6.5% Convertible Senior Notes purchased during 2010. The purchases were made as a result of a tender offer and subsequent purchases of notes. The losses on extinguishment also included a write-off of unamortized fees associated with the Company’s previous credit facility.

Total debt on December 31, 2010 was $295 million, a reduction of $129 million from the end of 2009. In addition, at the end of 2009, Ferro had net proceeds of $10.3 million from international receivables factoring programs. There were net proceeds of $3.4 million from these off balance sheet receivables factoring programs on December 31, 2010. Debt declined primarily as a result of reduced requirements for cash collateral related to precious metal leases and debt reduction that was funded by cash from operations.

2011 Outlook

Sales are expected to grow during 2011 as a result of a continuing gradual improvement in worldwide economic conditions. Incorporated in the Company’s outlook for 2011 is an expectation that worldwide GDP growth will be approximately 3 to 4 percent and the Company’s major regional markets in the United States, Europe and Asia-Pacific will not return to recessionary conditions. The outlook for higher sales in 2011 is driven by expected growth in demand for a number of the Company’s products, including increased customer demand for conductive metal pastes in the Electronic Materials segment, where growth of 10 to 15 percent is forecasted for global solar panel installations. Inks for digital tile decoration in the Performance Coatings segment, compounded materials in the Specialty Plastics segment and other product areas across the business are also expected to experience growth in 2011. Partially offsetting these increases will be a decline in sales resulting from business activities that were restructured or sold during 2010. Sales of approximately $34 million during 2010 will not recur in 2011, as the Company has stopped production of certain commodity dielectric materials and zinc oxide products that were involved in restructuring activities in 2010. And, the Company will no longer sell certain precious metal preparations for ceramics due to a business combination that was completed during 2010.

Based on these assumptions, the Company currently estimates 2011 net sales will increase by 6 to 9 percent compared with 2010, to between $2.23 billion and $2.30 billion.

Earnings per share are expected to grow at a faster rate than sales primarily due to manufacturing cost improvements resulting from restructuring projects completed during 2010 and due to reduced interest expense. Adjusted earnings per share for 2011 are expected to be in the range of $1.28 to $1.35.

Additional assumptions in the Company’s planning for 2011 include:

•	An exchange rate of $1.34/euro

•	Average silver prices of $28/ounce

•	Capital expenditures of approximately $70 million to $80 million;

•	Pension expense of approximately $24 million and cash contributions to the Company’s worldwide pension plans of approximately $30 million; and

•	Interest expense of approximately $28 million to $30 million.

While visibility to future customer orders has improved during the past year, uncertainty remains regarding the growth of customer demand in some regions. In addition, demand for conductive pastes used in solar cell applications is dependent on a number of factors that are difficult to forecast, including public policy decisions in multiple countries around the world.

Ferro expects to update its annual sales estimates and adjusted earnings per share estimates in quarterly earnings releases during the remainder of 2011 to reflect regional economic conditions and updated customer demand forecasts.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, plus restructuring and impairment charges, losses on extinguishment of debt and other special charges, adjusted for a normalized tax rate (consistent with U.S. statutory rates), and divided by the average number of common shares outstanding.

Adjusted earnings per share is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The measure is presented here because it provides additional information in a manner that is commonly used by investors and reported by third-party analysts. The amount and timing of restructuring, impairment and other special charges are difficult to forecast due to the number of restructuring and other cost-reduction projects currently underway within the Company and the uncertainty of factors that determine future charges, which make a detailed reconciliation to the most directly comparable U.S. GAAP measures impractical.

Conference Call

The Company will host a conference call to discuss its 2010 fourth-quarter and full-year financial results, its outlook for general business conditions and its current outlook for 2011 on Tuesday, March 1, 2011, at 10:00 a.m. Eastern time. To participate in the call, dial 800-734-8507 if calling from the United States or Canada, or dial 212-231-2915 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on March 1st through 9 p.m. Eastern time on March 8th. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,000 employees globally and reported 2010 sales of $2.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which we sell our products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	the effectiveness of our efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business information systems and processes;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	our presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	our ability to successfully introduce new products;

•	limited or no redundancy for certain of our manufacturing facilities and possible interruption of operations at those facilities;

•	our ability to complete future acquisitions or successfully integrate future acquisitions into our business;

•	the impact of our performance on our ability to utilize our significant deferred tax assets;

•	competitive factors, including intense price competition;

•	our ability to protect our intellectual property or to successfully resolve claims of infringement brought against us;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations

•	stringent labor and employment laws and relationships with our employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	our ability to access capital markets, borrowings, or financial transactions;

•	our ability to successfully implement and/or administer our restructuring programs and produce the desired results;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	our borrowing costs could be affected adversely by interest rate increases;

•	liens on our assets by our lenders affect our ability to dispose of property and businesses;

•	restrictive covenants in our credit facilities could affect our strategic initiatives and liquidity;

•	we may not pay dividends on our common stock in the foreseeable future; and

•	other factors affecting our business beyond our control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2010.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Income

			Twelve Months Ended
	Three Months Ended December 31,		December 31,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$536,951	$458,394	$2,101,865	$1,657,569
Cost of sales	427,846	357,766	1,643,200	1,343,297

Gross profit	109,105	100,628	458,665	314,272

Selling, general and administrative expenses	78,101	75,733	293,736	272,259
Restructuring and impairment charges	19,625	7,181	63,732	19,337
Other (income) expense:
Interest expense	7,372	17,663	44,568	63,918
Interest earned	(109)	(207)	(651)	(896)
Losses on extinguishment of debt	3,670	0	23,001	0
Foreign currency (gains) losses, net	1,080	794	4,724	3,827
Miscellaneous expense (income), net	3,291	(817)	5,814	(618)

Income (loss) before income taxes	(3,925)	281	23,741	(43,555)
Income tax expense (benefit)	(6,778)	12,329	16,468	(3,515)

Income (loss) from continuing operations	2,853	(12,048)	7,273	(40,040)
Income (loss) on disposal of disc. operations, net of income taxes	0	(3)	0	(325)

Net income (loss)	2,853	(12,051)	7,273	(40,365)
Less: Net income (loss) attributable to noncontrolling interests	844	839	1,577	2,551

Net income (loss) attributable to Ferro Corporation	2,009	(12,890)	5,696	(42,916)
Dividends on preferred stock	(165)	(167)	(660)	(705)

Net income (loss) attributable to Ferro Corporation shareholders	$1,844	($13,057)	$5,036	($43,621)

Per common share data:
Basic income (loss) attributable to Ferro Corporation common shareholders:
From continuing operations	$0.02	($0.19)	$0.06	($0.85)
From discontinued operations	0.00	0.00	0.00	(0.01)

	$0.02	($0.19)	$0.06	($0.86)

Diluted income (loss) attributable to Ferro Corporation common shareholders:
From continuing operations	$0.02	($0.19)	$0.06	($0.85)
From discontinued operations	0.00	0.00	0.00	(0.01)

	$0.02	($0.19)	$0.06	($0.86)

Cash dividends declared	$0.00	$0.00	$0.00	$0.01

Shares outstanding:
Basic	85,867,752	69,754,577	85,822,887	50,934,557
Diluted	86,517,511	69,754,577	86,539,924	50,934,557
End of Period	85,873,376	86,060,044	85,873,376	86,060,044

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income

	Three Months		Twelve Months Ended
(Dollars in thousands)	Ended December 31,		December 31,
	2010	2009	2010	2009
Segment Net Sales
Electronic Materials	$186,687	$130,627	$675,401	$426,896
Performance Coatings	140,477	132,471	555,023	487,891
Color and Glass Perf. Materials	93,959	89,486	382,155	321,750
Polymer Additives	70,921	59,405	302,352	249,510
Specialty Plastics	38,693	38,691	163,058	149,524
Pharmaceuticals	6,214	7,714	23,876	21,998

Total Segment Net Sales	$536,951	$458,394	$2,101,865	$1,657,569

Segment Income
Electronic Materials	$35,312	$23,411	$132,585	$45,344
Performance Coatings	4,190	9,407	39,416	29,551
Color and Glass Perf. Materials	5,057	5,540	31,514	13,123
Polymer Additives	4,590	(1,155)	18,387	6,708
Specialty Plastics	1,773	3,016	11,348	10,164
Pharmaceuticals	426	1,427	814	438

Total Segment Income	51,348	41,646	234,064	105,328

Unallocated corp. expenses	20,344	16,751	69,135	63,315
Restructuring and impairment charges	19,625	7,181	63,732	19,337
Interest Expense	7,372	17,663	44,568	63,918
Losses on extinguishment of debt	3,670	0	23,001	0
Other (income) expense, net	4,262	(230)	9,887	2,313

Income (loss) before income taxes from continuing operations	($3,925)	$281	$23,741	($43,555)

Ferro Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	December 31	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$29,035	$18,507
Accounts and trade notes receivable, net	302,448	285,638
Inventories	202,067	180,700
Deposits for precious metals	28,086	112,434
Deferred income taxes	24,924	19,618
Other receivables	27,762	27,795
Other current assets	7,432	7,180

Total current assets	621,754	651,872

Property, plant & equipment, net	391,496	432,405
Goodwill	219,716	221,044
Amortizable intangible assets, net	11,869	10,610
Deferred income taxes	121,640	133,705
Other non-current assets	67,880	76,719

Total assets	$1,434,355	$1,526,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$3,580	$24,737
Accounts payable	207,770	196,038
Income taxes	8,823	7,241
Accrued payrolls	49,590	33,346
Other current liabilities	75,912	59,587

Total current liabilities	345,675	320,949

Long-term debt, less current portion	290,971	398,720
Postretirement and pension liabilities	189,058	203,743
Deferred income taxes	2,211	1,124
Other non-current liabilities	22,833	31,897

Total liabilities	850,748	956,433

Series A convertible preferred stock	9,427	9,427

Shareholders’ equity	563,409	550,226
Noncontrolling interests	10,771	10,269

Total liabilities and equity	$1,434,355	$1,526,355

Ferro Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2010	2009	2010	2009
Cash flows from operating activities
Net income (loss)	$2,853	($12,051)	$7,273	($40,365)
Depreciation and amortization	17,426	24,637	76,936	88,138
Precious metals deposits	(28,086)	(20,104)	84,348	(112,434)
Accounts and trade notes receivable	27,167	17,882	(24,697)	12,351
Inventories	7,898	(1,223)	(22,654)	76,254
Accounts payable	(19,968)	(18,472)	12,618	(29,230)
Other changes in current assets and liabilities, net	5,196	5,425	35,860	14,199
Other adjustments, net	5,924	11,830	29,181	(6,433)

Net cash provided by (used for) continuing operations	18,410	7,924	198,865	2,480
Net cash used for discontinued operations	0	(4)	0	(329)

Net cash provided by (used for) operating activities	18,410	7,920	198,865	2,151
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(17,004)	(12,556)	(44,737)	(43,260)
Expenditures for acquisitions, net of cash acquired	(6,938)	0	(6,938)	0
Proceeds from sale of assets and business	4,902	379	18,214	483
Other investing activities	0	(46)	139	123

Net cash used for investing activities	(19,040)	(12,223)	(33,322)	(42,654)

Cash flow from financing activities
Net (repayments) borrowing under loans payable	1,005	(13,666)	(21,495)	15,462
Proceeds from long-term debt	55,559	342,262	632,299	903,886
Net proceeds from sale of common stock	0	215,655	0	215,655
Principal payments on long-term debt	(55,559)	(530,788)	(392,061)	(1,075,102)
Extinguishment of debt	(36,310)	0	(362,997)	0
Debt issue costs	612	(7,496)	(9,848)	(16,863)
Cash dividends paid	(165)	(506)	(660)	(1,142)
Other financing activities	(1,714)	3,981	(2,502)	4,729

Net cash (used for) provided by financing activities	(36,572)	9,442	(157,264)	46,625
Effect of exchange rate changes on cash and cash equivalents	881	(903)	2,249	2,194

Increase in cash and cash equivalents	(36,321)	4,236	10,528	8,316
Cash and cash equivalents at beginning of period	65,356	14,271	18,507	10,191

Cash and cash equivalents at end of period	$29,035	$18,507	$29,035	$18,507

Cash paid during the period for:
Interest	1,590	$13,520	$31,881	$51,505
Income taxes	4,656	$1,924	$20,379	$10,145

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings from Continuing Operations for the Three Months Ended December 31 (Unaudited)

	Three months ended December 31, 2010			Three months ended December 31, 2009

(Dollars in thousands, except per share amounts)	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Net Sales	$536,951		$536,951	$458,394		$458,394
Cost of Sales	427,846	($4,053)	423,793	357,766	($1,091)	356,675

Gross Profit	109,105		113,158	100,628		101,719

Selling, general and administration expense	78,101	(4,565)	73,536	75,733	(5,250)	70,483
Restructuring and impairment charges	19,625	(19,625)	0	7,181	(7,181)	0
Losses on extinguishment of debt	3,670	(3,670)	0	0		0
Other (income) expense, net	4,262	(5,533)	(1,271)	(230)		(230)

Earnings before interest, taxes and noncontrolling interest	$3,447		$40,893	$17,944		$31,466
Interest expense	7,372		7,372	17,663	(3,225)	14,438

Total adjustments		($37,446)			($16,747)

Income (loss) before taxes	($3,925)		$33,521	$281		$17,028
Income tax expense	(6,778)			12,329
Income tax expense[1]			12,068			6,130

Income (loss) from continuing operations	$2,853		$21,453	($12,048)		$10,898
Less: Net income (loss) attributable to noncontrolling interest	844		844	839		839

Net Income (loss) from continuing operations attributable to Ferro	$2,009		$20,609	($12,887)		$10,059
Dividends on preferred stock	165		165	167		167

Net Income (loss) from continuing operations attributable to Ferro common shareholders	$1,844		$20,444	($13,054)		$9,892

Diluted earnings per share from continuing operations	$0.02		$0.24	($0.19)		$0.14

[1]	Tax rate of 36%, consistent with U.S. statutory rates

It should be noted that adjusted earnings from continuing operations is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including asset impairments and restructuring charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings from Continuing Operations for the Twelve Months Ended December 31 (Unaudited)

	Twelve months ended December 31, 2010			Twelve months ended December 31, 2009

(Dollars in thousands, except per share amounts)	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Net Sales	$2,101,865		$2,101,865	$1,657,569		$1,657,569
Cost of Sales	1,643,200	($8,965)	1,634,235	1,343,297	($5,029)	1,338,268

Gross Profit	458,665		467,630	314,272		319,301

Selling, general and administration expense	293,736	(18,064)	275,672	272,259	(12,242)	260,017
Restructuring and impairment charges	63,732	(63,732)	0	19,337	(19,337)	0
Losses on extinguishment of debt	23,001	(23,001)	0	0		0
Other (income) expense, net	9,887	(9,335)	552	2,313	(642)	1,671

Earnings before interest, taxes and noncontrolling interest	$68,309		$191,406	$20,363		$57,613
Interest expense	44,568	(2,280)	42,288	63,918	(3,225)	60,693

Total adjustments		($125,377)			($40,475)

Income before taxes	$23,741		$149,118	($43,555)		($3,080)
Income tax expense	16,468			(3,515)
Income tax expense[1]			53,682			(1,109)

Income (loss) from continuing operations	$7,273		$95,436	($40,040)		($1,971)
Less: Net income attributable to noncontrolling interest	1,577		1,577	2,551		2,551

Net Income (loss) from continuing operations attributable to Ferro	$5,696		$93,859	($42,591)		($4,522)
Dividends on preferred stock	660		660	705		705

Net Income (loss) from continuing operations attributable to Ferro common shareholders	$5,036		$93,199	($43,296)		($5,227)

Diluted earnings per share from continuing operations	$0.06		$1.08	($0.85)		($0.10)

[1]	Tax rate of 36%, consistent with U.S. statutory rates

It should be noted that adjusted earnings from continuing operations is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including asset impairments and restructuring charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months		Twelve Months Ended
(Dollars in thousands)	Ended December 31,		December 31,
	2010	2009	2010	2009
Electronic Materials	$78,621	$61,123	$321,990	$214,174
Performance Coatings	140,349	132,354	554,796	487,407
Color and Glass Perf. Materials	87,967	83,233	357,359	302,592
Polymer Additives	70,921	59,405	302,352	249,510
Specialty Plastics	38,693	38,691	163,058	149,524
Pharmaceuticals	6,214	7,714	23,876	21,998

Total segment sales excluding precious metals	422,765	382,520	1,723,431	1,425,205

Sales of precious metals	114,186	75,874	378,434	232,364

Total net sales	$536,951	$458,394	$2,101,865	$1,657,569

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.